Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264145

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 4 DATED JULY 28, 2023

TO THE PROSPECTUS DATED MAY 25, 2023

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated May 25, 2023 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to include the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2023 (the “Form 8-K”). The Form 8-K is attached to this Supplement as Appendix A.

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2023

ARES STRATEGIC INCOME FUND

(Exact Name of Registrant as Specified in Charter)

Delaware	814-01512	88-6432468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY		10167
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01  Other Events.

Portfolio and Business Commentary

As of June 30, 2023, Ares Strategic Income Fund (the “Fund”) had investments in 172 portfolio companies with total fair value of approximately $942 million. As of June 30, 2023, based on fair value, the Fund’s portfolio investments consisted of 95% in first lien senior secured loans, 2% in second lien senior secured loans, 1% in collateralized loan obligations and 2% in preferred equity. Of the debt investments in the Fund’s portfolio, 99% were at floating rates as of June 30, 2023. As of June 30, 2023, the ten largest industries in which the Fund was invested, represented as a percentage of fair value, were as follows:

As of
June 30, 2023
Industry
Software and Services	21.9%
Consumer Services	14.8%
Capital Goods	14.3%
Health Care Services	10.6%
Insurance Services	7.7%
Commercial and Professional Services	4.7%
Financial Services	4.5%
Materials	3.5%
Household and Personal Products	2.8%
Media and Entertainment	2.6%

Net Asset Value

The net asset value (“NAV”) per share of each class of the Fund as of June 30, 2023, as determined in accordance with the valuation policies and procedures of Ares Capital Management, LLC, the Fund’s investment adviser, was as follows:

NAV as of June 30, 2023
Class I common shares	$26.75
Class S common shares	$26.75
Class D common shares	$26.75

As of June 30, 2023, the Fund’s aggregate NAV was approximately $414 million, the fair value of its portfolio investments was approximately $942 million and it had approximately $345 million of debt outstanding. The Fund’s debt-to-equity leverage ratio as of June 30, 2023 was 0.83x.

Status of Offering

As of July 28, 2023, pursuant to subscription agreements providing for the commitment to purchase an aggregate of up to $847 million of the Fund’s Class I common shares entered into between the Fund and several investors between November 2022 and ending on January 30, 2023 (the “Private Placement”), the Fund had issued approximately 32,402,451 of its Class I common shares and raised gross proceeds of approximately $847 million. In addition, in July 2023, the Fund issued and sold 140,456 Class I shares, resulting in gross proceeds to the Fund of $3.8 million. The Private Placement and additional offer and sale of such Class I common shares in July 2023 were each exempt from the registration provisions of the Securities Act. As of July 28, 2023, the Fund had not sold any of its Class S or Class D common shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES STRATEGIC INCOME FUND

July 28, 2023
	By:	/s/ Joshua M. Bloomstein
	Name:	Joshua M. Bloomstein
	Title:	General Counsel and Secretary

Please retain this Supplement with your Prospectus.